Exhibit 10.36

Mr. David Alexander

President, TruGreen

Subject:  Severance Agreement

Dear Dave:

This letter agreement (the “Agreement”) embodies the understanding between David Alexander (“Executive”) and The ServiceMaster Company (the “Company”) regarding any future separation or severance payments by the Company to which Executive may become entitled in connection with a future termination of employment with the Company and its affiliates.

1.             Severance Benefits.

(a)           In the event that (i) Executive’s employment with the Company and its affiliates is terminated at any time by the Company without Cause or by Executive for Good Reason without Executive being offered a position with the Company or any of its affiliates that is comparable to his current position (as determined in the good faith judgment of the Board of Directors of the Company (the “Board”)), then the Company shall, subject to the below terms, restrictions and conditions, pay the following to Executive as severance pay (the “Severance Pay”):

(i)            An amount equal to sixteen times Executive’s monthly base salary in effect as of the Termination Date (as defined below) (the “Monthly Salary”); plus

(ii)           An amount equal to Executive’s then current year’s annual bonus at target (the “Target Bonus”), pursuant to the terms of the then Annual Bonus Plan (the “ABP”); plus

(iii)          An amount equivalent to the pro-rata percentage of Executive’s then current annual bonus target pursuant to the ABP based on actual Plan Year performance, if the Termination Date is after June 30th, payable when annual bonuses are generally payable pursuant to the ABP (currently in March of the following year).

The Monthly Salary and the Target Bonus shall be aggregated as a single sum (the “Period Payment”), and such sum shall be paid in 18 equal monthly installments over an 18 month period starting on the first practicable payroll date after the severance agreement referred to in Section 2 has become irrevocable (the date of Executive’s termination of employment, the “Termination Date”, and such 18 month period, the “Severance Payment Period”); provided, that if the 22-day period plus the applicable statutory revocation period begins in one calendar year and ends in a subsequent calendar year, the Severance Payment Period shall begin in the subsequent calendar year.  All payments hereunder are subject to normal Federal, state and/or local income tax or other lawful withholding.  Executive may not elect to defer or accelerate any payment hereunder.  If Executive’s employment is terminated by the Company for “Cause” (defined in Exhibit A hereto) or Executive terminates his employment without “Good Reason” (defined in Exhibit A hereto), the Company shall not be obligated to make any payments hereunder.  In addition, if on the Termination Date, (x) Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology and (y) any stock of the Company or an affiliate thereof is publicly traded on an established securities market or otherwise, then any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Termination Date, shall instead be paid in a lump sum on the first day of the seventh month following the Termination Date or, if earlier, upon Executive’s death, except to the extent of amounts that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           Recoupment.

(i)            If Executive commences on any date (the “Reemployment Date”) to provide services for compensation (including providing consulting services to a company in lieu of becoming an employee) at any time after the Termination Date but before the end of the Severance Payment Period (the period between the Reemployment Date and the end of the Severance Payment Period, the “Measurement Period”), the Company may, in its sole discretion, offset the payment of the remaining amount of the Period Payment to be paid by (i) the amount of cash compensation that Executive is paid by the new service recipient during the Measurement Period and (ii) the amount of cash compensation that Executive is reasonably expected to be paid by the new service recipient following the Measurement Period that the Board determines in good faith is earned during the Measurement Period.  In addition, if Executive’s rate of annual base salary or base compensation (or other, non-bonus and non-equity-based annual compensation) from the new service recipient is equal to or exceeds Executive’s annual base salary effective on the Termination Date, then the Company shall be relieved from making any remaining payments relating to the Period Payment.  Executive shall notify the Company (x) within fifteen (15) days of the earlier of accepting and initiating any such new services relationship for compensation, of (a) the start date thereof, (b) the name and contact details of the new service recipient, (c) the amount and elements of Executive’s compensation to be paid by the new service recipient, and (y) of any changes to his compensation during the period when the Company is making payments of the Monthly Salary and Target Bonus hereunder, within fifteen (15) days of any such change.

(ii)           Further, Executive agrees that he shall be subject to such “clawback” or “recoupment” policies as may be adopted by the Company’s Board of Directors for senior executives or named executive officers generally from time to time.

(c)           Executive’s entitlements under all other compensation or benefit plans, programs or policies of the Company and its affiliates shall be governed by their respective plan documents and are not modified or changed by this Agreement.  Without limiting the generality of the preceding sentence, to the extent necessary for compliance with Section 409A of the Code, the applicable provision relating to time and form of payment under any deferred compensation plan shall control over the any provision relating to time and form of payment under this

Agreement.

2.             Additional Severance Conditions.

(a)           Release; Non-competition.  In the event the Company is obligated to make payments pursuant to this Agreement, it shall be a condition to such payments that Executive must, within 22 days after the Termination Date, enter into a severance agreement in accordance with the Company’s then current practice, which shall include (a) a general release waiving any and all claims against the Company, its subsidiaries, their affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners, (b) an 18-month non-compete and non-solicitation provision consistent with the Company’s then current practice, and (c) perpetual confidentiality and non-disparagement clauses.

(b)           Notice of Termination. Executive shall provide the Company with thirty (30) days’ advance written notice of his intention to terminate his employment for any reason.  In such event, the Company may elect to waive all or any portion of such notice and deem the termination to be immediately effective.

(c)           Covenants.  Executive is currently bound by the following policies and agreements, which shall not be amended nor superseded by this Agreement:

(i)            Code of Ethics and Business Conduct.  Executive has been provided or have access through the Company’s intranet site to, and agrees to abide by, the Company Code of Ethics and Business Conduct.

(ii)           Non-Compete/Non-Solicit/Confidentiality.  Executive is subject to a separate agreement covering his obligations to not compete or solicit employees or customers, and confidentiality obligations as to information he has learned or had access to during his employment.

3.             Additional Requirements.

(a)           Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates that relate to events or occurrences that transpired while Executive was employed by the Company.

(b)           Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In addition, the Company may, upon notice to Executive, assign this Agreement to an affiliate of the Company without the consent of Executive and, following any such assignment, shall be relieved of any right or obligation under this Agreement (whereupon such affiliate shall be “the Company” for purposes of this Agreement).  For purposes of this Agreement, an “affiliate” of the Company shall mean any person that controls, is controlled by, or is under common control with the Company.

(c)           Notices.  All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed, if to Executive, at his address in the records of the Company, and to the Company to: ServiceMaster Global Holdings, Inc., c/o The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120, attention Senior Vice President, Human Resources, or to such other address as party may have furnished to the other in writing.

(d)           Entire Agreement; Modification. Except as otherwise specified herein, this Agreement and the Exhibit constitute the entire agreement and understanding between the parties, and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, relating to severance or separation pay.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a Senior Vice President, who is not Executive.  No waiver by either party of a breach or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or the Company may have shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. References to “hereunder”, “hereto” or “herein” shall be deemed to be references to this Agreement as a whole and as amended from time to time.

(e)           Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

(f)            Mandatory Arbitration of Disputes.  Executive acknowledges that he is subject to the We Listen Dispute Resolution Plan and agrees that any and all disputes or complaints must be resolved solely by resort to We Listen which includes a waiver of any right to bring a case in court or to a jury.

(g)           No Guarantee of Continued Employment.  This Agreement shall not constitute an employment contract for a fixed term or otherwise change Executive’s status as an at-will employee.  No provision of this Agreement shall be construed to impair the right of the Company and Executive to elect to terminate Executive’s employment at any time and for any reason or no reason.

(h)           Counsel.  Executive acknowledges that he has been advised to consult his own legal counsel, financial and tax advisors, and has had an opportunity to consult them before signing this Agreement.

(i)            Income Taxation: Executive understands that the Company has not provided any advice regarding the tax liability resulting from this Agreement and he shall not rely upon any representations or policies of the Company related to taxation. Executive is advised to seek the advice of his own personal tax advisor or counsel as to the taxability of the Severance Pay.  The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.  For purposes of any payment under this Agreement that constitutes deferred compensation subject to Section 409A of the Code, “termination of employment” and correlative phrases, mean a “separation from service” as defined in Treasury Regulation section 1.409A-1(h), other than a termination upon Executive’s death.  The payments pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation section 1.409A-1(b)(4).  If Executive is subject to Section 409A, he shall be solely responsible for any such taxes which would result in the imposition of additional tax under Section 409A.  All separation benefits will be payable in accordance with the payment schedule applicable to each payment or benefit, and any discretion as to the timing of such payment shall be exercised solely by the Company.  For these purposes, each installment payment and benefit payable under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of January 15, 2013.

EXECUTIVE	THE SERVICEMASTER COMPANY

/s/ R. David Alexander		/s/ Jed Norden
David Alexander	By:	Jed Norden
	Title:	Senior Vice President

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Cause” means:

(1) a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; or

(2) the commission by Executive of a felony or misdemeanor (whether or not a felony) involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of the Company or an affiliated company; or

(3) any failure by Executive to cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

(b) “Good Reason” means, without Executive’s consent, the occurrence of any of the following events:

1.              any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities as President of the TruGreen business, or (ii) any failure to re-appoint Executive to serve as President of a business unit of the Company; or

2.              a reduction in Executive’s Base Salary or target annual bonus percentage, each as in effect on the date hereof or as the same maybe increased from time to time thereafter, other than reductions that are proportionate to reductions applicable to other senior executives of the Company.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within ninety (90) days following Executive’s knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment. If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.